Exhibit 99.1

Operator:

Good morning, ladies and gentlemen, and welcome to the Horizon Lines’ Q2 2006 earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time throughout the conference, please press the star followed by the zero. As a reminder, we are recording today’s call, Friday, July 28, 2006.

I would now like to turn the conference over to your host, Mr. Chuck Raymond, CEO and President of Horizon Lines, Inc. Please go ahead, sir.

CEO

(C. Raymond):

Thanks very much and thank you for joining us this morning. I’m joined today by John Handy, our Executive Vice President. John will provide a commercial and operations update for the company. I also have Mark Urbania, our Senior Vice President and Chief Financial Officer, with me and Mark will conduct the financial review and then we’ll leave some time for questions and answers following that.

As normal, we have to read this general warning with regard to risks and uncertainties and other factors. Certain statements contained in our presentation this morning constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements that are not of historical fact constitute forward-looking statements and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in Horizon Lines, Inc.’s final prospectus filed with the Securities and Exchange Commission on June 13, 2006

Second quarter of 2006, another great quarter for the Company. Our 18th quarter of consecutive year-over-year adjusted EBITDA growth bringing in double digit earnings gains. We are on plan and in fact slightly ahead of schedule with our fleet enhancement strategy. Our customer focus and service efficiency effort, which we refer to internally here as Horizon Edge, is a project that John Handy is going to take you through. We’re excited about what we see on the horizon in terms of process improvement, customer service improvement and cost reductions in our business.

We have a positive economic outlook for the remainder of 2006 and once again Horizon Lines has been recognized for service excellence by our leading customers. I will turn to Mark to lead a discussion on financial highlights.

CFO

(M. Urbania):	I’m on Page 6, if you’re following along. On the operating revenue side, in the second quarter we were up 7.1%. We’ll go through the components of that when we get back into the financial section, but we are very pleased with that. For the first six months of the year, our revenue was up 6.9% to $564.8 million.

On the adjusted EBITDA side, in the second quarter of 2006, we’re at $40.7 million, this compares very favorably to $36.0 million in 2005. For the full 6 months, again we’re up 10.9% to $72.5 million.

On adjusted EPS basis, in the second quarter on an adjusted basis we finished at 21 cents. This compares very favorably to the 13 cents on a pro forma basis in 2005, up 61.5%. For the full six months, comparatively, 28 cents for the first half of ‘06, up 75% over 2005. And we’ll be going into more detail on these analysis after John Handy gives the presentation on the commercial and operations update.

EVP

(J. Handy):

Good morning. I am on Slide 10 now. We start out with our commercial highlights. In spite of some modest volume softness, we continued to use mix and rate improvements to deliver revenue growth. We’re very comfortable with our position in all the markets and we remain optimistic and confident for the remainder of 2006.

Turning now to Slide 11. The effort to significantly improve our mix began in the fourth quarter of 2005 and continued to be a big part of our success in the second quarter of 2006. Despite some volume challenges, we achieved our revenue growth plans and year-over-year RPB is up over 11%.

First quarter delays in the seafood harvest carried volume over into the second quarter, delivering modest refrigerated cargo growth in Alaska. Growth in our Guam volume, coupled with expanded refrigerated military and freight forward cargo to Hawaii, offset the impact of our planned vehicle reductions. The ability to handle more port-to-port and refrigerated cargo resulted in lower costs and better operating margins in Puerto Rico.

We continued our strategy of implementing recovery level surcharge adjustments to maintain a cost neutral impact as fuel prices rose in the second quarter.

Now on Slide 12, our volume update for the second quarter of 2006. Alaska’s building permits have been up nearly 35% in dollar terms, but the construction season has been a little slow getting out of the gate due an extended winter weather season. Military construction is still anticipated to be stronger than in 2005, which in itself was a record year.

The beginning of the quarter was clearly impacted by April rain in Hawaii, but we have seen momentum building in late May and June. Tourism and construction are expected to remain strong. One thousand fewer vehicle loads in the second quarter as result of our planned reduction have now replaced most but not all with better margin cargo.

The unanticipated shut down of nonessential services in May and the tax law changes announced in June cast a shadow on Puerto Rico volumes in the second quarter. We have seen a gradual increase in volumes and inventory levels as we move beyond the shut down. This should continue as the sales tax implementation schedule and the plan to eliminate the current excise tax is clarified.

Slide 13, a competitive update for the second quarter. The Fairbanks was deployed in June as a third weekly sailing from Tacoma to Anchorage, which significantly improved customer service by eliminating backlogs and helped reduce the costs associated with handling that summer surge. Our position as first arrival into Guam continues to yield gains in the transit-sensitive segment such as reefer and military cargos.

All competitors have reacted responsibly to the economic slowdown in Puerto Rico by taking an estimated 15% tonnage decrease so far this year. At Horizon Lines we chose not to deploy our fifth vessel and will continue to evaluate this option into third quarter if we see some renewed strength in the market.

Slide 14. We see stability in Alaska and Hawaii. Guam is strong. Construction, robust tourism, low unemployment and military expansion have paved the way for the second half of the year. While the biggest impact of the government’s shutdown is now behind us, continued uncertainty over tax reform and rising energy costs will dampen consumer spending in Puerto Rico and likely contribute to continued volume softness throughout 2006. In anticipation of flat volumes, we will continue our aggressive mix upgrade strategy and an intense focus on cost that will further protect our operating margins in all trade lanes.

Some key operating highlights are shown on Page 15. As you know, our TP1 fleet enhancement initiative is ahead of schedule. Our Horizon Edge comprehensive customer focus and service efficiency program initiative has commenced and we’re well underway. Our rolling stock replacement program continues with 1,250 new containers. Strong performance continues across all key operating metrics and we have extended our string of service awards with Wal*Mart giving us the 2005 Jones Act Carrier of the Year Award for the 5th year since 2000.

Slide 16 shows the detail of our vessel delivery and phase-in dates. You can see the new Transpacific TP1 ship delivery dates, starting with the Hunter in November 2006 through the Horizon Falcon in May 2007. We’re on track here. Our targeted 2007 phase-in dates start in March with the commencement of the TP1 out of Asia through the third quarter when the first C8 will report to Puerto Rico. We are designing the 2007 vessel phase-in plan to minimize the cost of positioning ships and the ramp up into this new network.

Slide 17 is our Horizon Edge project introduction. You can see our mission and vision statement—working together to realize better ways to more efficiently serve our customers and add value to our organization and our stockholders.

The project’s structure utilizes a team of dedicated Horizon Line employees, along with Celerant Consulting Inc., for the entire project implementation and execution. The project implementation started in May 2006 and will extend until the end of 2008 and potentially beyond. Celerant will participate throughout this entire project and its total compensation is determined based upon the savings that we achieve. The estimated benefit targets in 2007 are $13 million and $40 million and beyond for 2008.

We continue to emphasize our key operating metrics of vessel availability, vessel utilization and vessel on time arrivals. I’d like to point out that availability and on time arrivals are based on a zero tolerance metric. You can see the statistics there to the right of the chart on page 18. Vessel utilization is the head haul direction.

Next I’d like to turn the briefing over to Mark Urbania, who will go into further details on our financial update.

CFO

(M. Urbania):

Thank you, John. Starting on Page 20. We’re very pleased with the second quarter of 2006 from a financial perspective. It represents the 18th consecutive quarter of adjusted EBITDA growth. Our revenues are up, which is leading to operating income improvements, EBITDA improvements and net income improvements over the same period in 2005, and we’re very pleased with the performance of our earnings per share, which grew by 61.5% in the second quarter.

Page 21 provides a little bit more information in terms of the actual numbers themselves. The first two columns represent the actual results and the two columns to the right—where it says adjusted—represent some adjustments that we’ve made. You can’t see it on this page, though you will see it a little further back in the financial appendix, but we’ve adjusted the second quarter of 2006 for one item—transaction related expenses that we had in connection with our secondary offering. And then we’ve adjusted, for comparability purposes, the quarter ended June of ‘05 for transaction expenses related to our IPO.

When you adjust those numbers and place them on the same basis all the way to the right, down in the bottom blue box, our earnings per share, on an adjusted basis, is 21 cents. For the same period in ‘05, 13 cents compares very favorably. We did use the same share count of 33.5 million shares. Our EBITDA is up to $40.7 million, compared to $36 million for the same period in ‘05.

And we’re most pleased with our operating ratio, which is 92%, which compares to 93.3% for the same period in ‘05. The improvement in the operating ratio is really the result of a couple of things: better cargo mix, particularly out in the Hawaii and Guam market as we’ve reduced the amount of automobiles we carry and upgraded our mix to more refrigerated cargo and higher margin cargo, and then really controlling our costs across the board, which we’ll continue to do as we move forward.

Page 22 compares the first six months of the year against the same period last year. All the same adjustments apply here in terms of adding back for non-recurring transaction-related expenses for the secondary offering in the second quarter of 2006 and initial public offering expenses in 2005. But, when you compare them on an apples-to-apples basis through the first six months of ‘06, our earnings per share were 28 cents compared to 16 cents for the same period in ‘05. Using the same share count, our EBITDA is $72.5 million compared to $65.4 million in the same period of ‘05 and again our operating ratio has improved for the reasons I gave previously.

We move along to Page 23 and look at the components of our revenue growth. Although on a volume basis we are down primarily as a result of upgrading our cargo mix, now carrying less automobiles, and some softness in the Puerto Rico market, we have more than offset that decrease with good cargo mix and rate improvement in our business. Our bunker intermodal fuel surcharges have made up a component of that softness both for the second quarter and for the full six months. And then our other non-transportation revenue, a much smaller component of our revenue growth, is up as well.

On Page 24, we look at our cash flow for the first six months of ‘06. On a comparative basis, our free cash flow in the business (highlighted in blue) is $6 million compared to $6.2 million in the corresponding of last year. You can see the variances there, but I will tell you that we decided in the first half of the year to use some of the free cash flow that we have generated to pay for some expenses that you can’t see here. We spent $2.6 million of our free cash flow for some containers that in the past we probably would have leased.

We did buy back some bonds, the 11% senior discount notes, in a small amount—$1.3 million. And we spent $800,000 in our credit agreement fees.

The second half of the year historically has been productive from a free cash flow perspective and will be for us again this year. We’re expecting free cash flow to be strong this year and in the $60 million range.

Turning to Page 25, Improving Leverage. I’ll drop right down to the credit statistics. If you look at the business from a debt-to-adjusted EBITDA basis, we’re continuing to improve, 3.4x for LTM June ‘06 versus ending up at 3.6x for 2005. Debt as a percentage of capitalization has remained unchanged as has LTM adjusted EBITDA from an interest expense coverage. I will make a comment on the interest expense coverage. Our bank debt is floating rate debt, LIBOR plus a spread.

Turning to Page 26, looking at our guidance for the third quarter and then for the full year. For the third quarter of ‘06 we expect our operating revenue to be in the range of $305 million to $310 million. The EBITDA that we’re expecting for the period is $48 million to $51 million. We expect earnings per share to be in the range of 40 cents to 42 cents.

For the full year, we left our guidance largely unchanged from what we gave you at the end of the first quarter, with the exception of revenue, which we’ve upped to $1.155 billion to $1.165 billion. EBITDA is in the range of $158 to $162 million and earnings per share in the range of a healthy 85 to 90 cents.

With that, you’ll see the financial appendix page, which I won’t go through with you, but hopefully you’ll find it helpful. Pages 28, 29 and 30 reconcile adjusted operating income. They take our operating income and add back for the adjustments that I spoke to you about earlier, same for adjusted net income and net income to EBITDA reconciliation, which I know many of you find helpful as you update your models.

With that, I’d like to turn it over for questions and answers.

Operator:

Thank you, sir. Ladies and gentlemen, at this time we’ll begin the question and answer session. If you do have a question for management, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-toned prompt acknowledging your selection. If you’re using speaker equipment you may need to lift the handset before pressing the numbers.

Question:	Just a question. With some of the volume softness, I know you mentioned mix and price helped make up for it. Can you be a little bit more specific? How did mix work to offset some of that softness?

Answer

(M. Urbania):

On the mix side we basically replaced a lot of our automobile volume, and the automobile volume that we were carrying carried a much lower price, so as we carry more refrigerated cargo and higher margin cargo, the rate per box is higher and the resulting margin is higher.

Question:

I know you touched on it on a segment by segment basis. Just to make sure, would you say the business tone has improved in Hawaii and Alaska since the end of the second quarter or since early in the second quarter?

Answer

(B. Taylor):

This is Brian Taylor. I would say we have seen a significant improvement in the outlook for the Hawaii/Guam market since we have moved away from the rains that impacted the construction and tourism in the month of April. Alaska continues to remain robust. With military construction and obviously an energy-based economy, things continue to look very stable for the Alaska market at this time.

Question:

Can you maybe hit on some big picture thoughts in terms of what we’ve heard about the costs and the consultant being used and what some of the big picture buckets that you may look to or you are attacking or may be attacking in the coming year?

Answer

(J. Handy):

This is John Handy. I think a good way to look at our Horizon Edge project within the Company is that there is no area of our business that we will not look at to determine how efficiently and effectively we’re doing our business with the focus on customer service. So we’ll look at everything from a $45 million maintenance budget to the other big bucket items as well as small items because it’s essential in our view that we look everywhere, not just at those big ticket items. For example, marine ops, order to cash. I could go on and on in the various areas that we will scrub and frankly are getting underway right now to get the those targetable figures that you heard me talk about for 2007 and 2008.

Question:

Just following up on the earlier question on volume softness. Two parts. First, you said that some of the auto volume is being replaced by higher margin volume, but as you roll on to next year a lot of that will lapse from the year-over-year.—What happens then? The next piece of that is the volume softness—When do you see that stabilizing? Are you still on track for 1% to 1.5% volume increase for 2006?

Answer

(B. Taylor):

This is Brian Taylor. I’ll try to answer that question for you. I think since our initial call in the first quarter of this year we’ve obviously seen some of the impact of the government shutdown in Puerto Rico and we have obviously tempered our volume projections for the balance of the year as a result of the shut down, which impacted 95,000 non-essential government employees. We believe that our volume for the balance of this year will be flat. The softness that we have seen in Puerto Rico will be tempered with what we see as a little bit of optimism in Hawaii as well as Alaska.

Just quickly to touch on the automobiles, we have basically moved in the second quarter about 1,000 less automobiles than we moved in 2005 and the majority of that cargo has been replaced with other cargo—other commercial cargo that does yield a higher margin to the company. We see that trend continuing in 2007 as we look to replace lower margin cargo again, perhaps it is not automobiles, but some of the other lower margin freight that we have on the vessel and we will continue to benefit from some organic growth that we do continue to see in the primary markets that we serve and that will drive modest volume and revenue growth in 2007.

Question:	I know you mentioned that you’re targeting just about anywhere in the business, no area is off limits. Is there a particular area where you do see a fair amount of low hanging fruit?

Answer

(J. Handy):

If I go back to the analysis that Celerant gave us, I’d have to tell you that it’s across the board. I hesitate to want to grab on to the term you use of low hanging fruit, but clearly there is some, but some of these quick wins are in the hundreds of thousands of dollars, some of them are $1 or $2 million. The sum total of those efforts add up and we build that map through the end of the year and look forward to 2007 and 2008.

You can focus on broad areas like Dallas, our business areas. You can look at Horizon Services Group and then you can look at Marine Operations. Every detail of container handling and management tracking and tracing, it certainly covers the breadth, but we’re looking for some quick wins. We’ve discovered quick wins that I think you’ll probably ask me what are they. They’re in crane maintenance and some of our maintenance procedures, some of our dock and wharfage procedures, our yard handling procedures and all these add up and so while we could categorize some as quick wins, we’re looking forward to the more in-depth process improvements that’ll last throughout the life of the company.

Answer

(M. Urbania):

I will point out that, if you look at the numbers that John has shared with you during his presentation and you take those numbers as a percentage of our overall cost in our P&L, we have roughly a billion dollars worth of cost so we don’t believe that taking out on a permanent basis the cost-saving numbers that John has shared with everyone is by any means a stretch.

Answer

(C. Raymond):

For the benefit of those that are on the call, I’d just like to add a little bit more to clarify 2007 and beyond, the way we kind of see it here in the company. Brian categorized Alaska as being a positive story and Hawaii as a market in which we’re getting more confidence in as the year goes along. The real question frankly has been Puerto Rico and that’s stemmed from a number of changes down there to the tax code. Puerto Rico has an excise tax that is paid at the port and they’re converting that to a consumption tax.

When you look at how you stimulate economies, generally governments do that in three ways. They do that through tax relief, they do it through employment and they do it through working the interest rate lever. All three of those throttles are at work in the United States and the reason we’ve seen our economy as strong as it has been in the last couple years is taxes have come down, employment has gone up and interest rates have been fairly reasonable. Now the Fed has been using interest rates as the brakes on that economy so we don’t run into inflation.

When you turn to Puerto Rico and look at those same levers, you look at the tax lever and it has not reduced taxes in Puerto Rico. The fears of the Puerto Rican consumer have been that, as we switch from this entry or excise tax at the port to a consumption tax at the cash register that the net result of that will be higher taxes, quite the contrary to what we’ve seen here in the base U.S. economy.

Looking to employment we don’t have a situation in Puerto Rico where the government has gone out and created jobs and employed more people. To the contrary, they’ve cut back in the public sector in order to deal with their debt and to protect their bond ratings. So you don’t have employment going up there, you have it relatively static.

And then there is the interest rate lever, which had been fairly absorbable in the lower 48 states. When you look at the Puerto Rican economy, interest rates down there are more of a factor for the consumer because people generally are a little more leveraged. They borrow more money. They have more credit card debt and interest rates are more of a factor in their own disposable spending, their own spending patterns. So the result of all that is that the Puerto Rico consumer is less confident of the economy than the U.S. citizen at large is.

Now why do I bring this all up? I bring it up because the tax picture in Puerto Rico is becoming clearer, we know what the tax rates are going to be both across the Commonwealth as well as across the municipalities. Employment has started to improve and it looks like the Fed is pretty much at the end of its cycle of rising interest rates. Should that be the case, then I think we can look for Puerto Rico to be a little stabler and to be a little stronger than it has been over the last 12 months or so.

So our outlook on Puerto Rico, by and large, remains cautious. We feel that we are a little more on the positive side of cautious then on the negative side. I hope this helps to give you a sense of the way we feel about 2007.

Question:

We’re approaching the peak season and from both the Horizon point of view and the industry point of view, I was hoping to get some insight as to the types of volumes you’re seeing from Asia and whether you feel that you have sufficient capacity with your current TP1 service. And also with just one extra service tacked onto the peak season. What do you think the port situation will be like on the West Coast as volumes start to peak?

Answer

(C. Raymond):

I think that we’re in pretty good shape here. Our service out of Asia is basically wholesaled to Maersk so that we are not participants in the retail market coming out of China, coming out of the rest of Asia. We basically sell those slots to Maersk, which is one of the motivations for increasing our capacity out of Asia with the TP1 going into 2007.

We see the market as being strong. Carriers that we talk to are doing well in Asia. And going to the port situation we have what I think is a very good grasp of the volume requirements in terms of manpower. We have the trained people that we’ve brought on board as employees from the various stevedoring companies that comprise the Pacific Maritime Association. The railroads have defined plans on dealing with the peak traffic so our view is that for 2006 we’re in good shape.

Question:

Maersk had a pretty high profile pre-announcement a couple weeks ago. I’m just wondering if their financial difficulties, relatively speaking of course, and the integration problems they might be having with P&O are impacting your service with them at all or could potentially impact any future negotiations, including the new TP1 agreement?

Answer

(C. Raymond):	No, I don’t believe so.

Question:

We saw on some news reports yesterday that one of your ships hit the rocks or was grounded or something off Jacksonville. Any update on the status of that ship, when it can be redeployed, pollution, maintenance, anything like that?

Answer

(C. Raymond):

Unfortunately, a lot of the information about that vessel was wrong. It did not hit the rocks. The ship was exiting the Port of Jacksonville in the St. John’s River. It’s soft clay and mud there. She did touch bottom for a little bit. She was freed on the high tide. We checked the bottom and made sure there was no damage to the vessel. She is in en route to Puerto Rico. She’ll be back on schedule Monday. There is no pollution and no damage to the vessel.

Question:	And trade flow in that trade lane wasn’t disrupted?

Answer

(C. Raymond):	No.

Operator:	Thank you. Management, at this time I show no further audio questions.

CEO

(C. Raymond):

Thank you. Let me just wrap this up. Once again a good quarter for us in the second quarter. The string of positive financial results continues here at Horizon Lines. Our people are very focused on improving our service to customers and driving down our operating costs so we can maintain a reasonable rate structure.

Obviously we are very proud of our double digit earnings gains. Our management team is extremely focused on our fleet enhancement strategy as well as our service efficiency program, which we described as Horizon Edge. We’re confident that we’re going to see solid results with that going forward.

The economic outlook is stable overall and we’re feeling like this is another great year for Horizon Lines in 2006. We want to thank you for your time, your interest and for your questions.

Operator:	Thank you. Ladies and gentlemen, this concludes the Horizon Lines Q2 2006 earnings conference call. Once again we would like to thank you for your participation. You may now disconnect.

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